Exhibit 99.1

For immediate release For more information, contact:
                                                      Investor Relations
                                                      (972) 699-4055
                                                      Email: investor@xanser.com

               XANSER CORPORATION ANNOUNCES SECOND QUARTER RESULTS

     Company Appoints Michael L. Rose President and Chief Operating Officer
                          and Max Elghandour Controller

DALLAS, TEXAS (August 15, 2005) - Xanser Corporation (NYSE: XNR) today reported results for the second quarter ended June 30, 2005. Revenues for the quarter were $43.5 million, compared with $35.2 in the first quarter 2005 and $35.7 million for the second quarter 2004. Xanser's pre-tax loss was $(596,000) for the second quarter, compared with a pre-tax loss of $(2.2) million in the first quarter 2005 and pre-tax income of $1.4 million in the second quarter 2004. The Company reported a net loss of $(1.7) million, compared with a net loss of $(2.3) million in the first quarter 2005 and net income of $869,000 for the second quarter last year.

For the six month period ended June 30, 2005, Xanser reported revenues of $78.6 million, compared with $67.8 million for the same period last year. The Company reported a net loss of $(4.0) million for the six month period, compared with net income of $979,000 for the six month period in 2004.

"Overall, Xanser made progress in the second quarter. On a pre-tax basis, we reduced our loss by 72 percent compared with the first quarter this year. Taxes increased in the second quarter to $1.1 million, up from $155,000 in the first quarter this year. About half of that number was deferred taxes and the remainder was due to substantial increases in profits in our operations in foreign countries," said John R. Barnes, chairman and CEO of Xanser Corporation. "Heavier seasonal work combined with strong gains in revenues and operating income resulted in an excellent second quarter in our industrial services group, Furmanite. We continue our intensive efforts to resolve the issues in Xtria. We still have a lot of work to do, but we have made significant progress toward getting Xtria back on course."

Mr. Barnes continued, "Xanser's capacity to grow and perform is predicated on our fundamental financial strength and the strength and excellence of our people. I am very pleased to announce the addition of two outstanding people to the Xanser management team. Michael L. Rose will serve as Xanser's president and chief operating officer. Mike is without question the finest COO I have ever worked with, and his strong and effective operational leadership will make significant contributions to Xanser's growth. I am also very pleased to announce that Max Elghandour has joined us as Xanser's controller. Max is an excellent senior financial executive, with a great track record for performance. We are very fortunate to have these two seasoned senior executives join our management team, as we work toward our goal of building Xanser into a company of real substance."

Michael L. Rose has more than 30 years of senior executive experience, with demonstrated ability in general management, planning, marketing and finance, negotiations and acquisitions. Max Elghandour is a CPA with a strong career in senior financial management for complex public companies. Both Mr. Rose and Mr. Elghandour have extensive expertise in multi-national businesses. Mr. Rose is the former chief operating officer and Mr. Elghandour is the former controller of the general partner of Kaneb Pipe Line Partners, L.P.


BUSINESS SEGMENT REVIEW

Technical Services - Furmanite

Revenues in the Company's technical services business, Furmanite, increased to $34.9 million for the second quarter 2005, compared with $30.7 million for the first quarter 2005 and $29.8 million for the second quarter 2004. For the second quarter 2005, Furmanite's operating income increased to $2.9 million, compared with $1.5 million for the first quarter 2005 and $2.1 million for the second quarter 2004.

For the six month period ended June 30, 2005, Furmanite reported revenues of $65.5 million, compared with $56.7 million for the same period last year. Furmanite reported operating income of $4.4 million for the six month period, compared with operating income of $3.3 million for the six month period in 2004.

"This was another strong quarter for Furmanite," Mr. Barnes said. "We saw substantial growth in our business, with significant gains in the U.S., the U.K., the Netherlands and Norway, as well as very strong increases in Hong Kong, Singapore and Australia."

Furmanite's business is the protection and management of its customers' critical assets, and the company's technical and technological capabilities help to assure that customers' critical assets are on line and performing for maximum profit. 2004 marked 75 years of Furmanite serving industry worldwide. Today, Furmanite is recognized as `the' worldwide expert in the field of on-site and on-line plant and pipeline maintenance. Furmanite's single mission and business goal is to maximize asset uptime for customers. Specifically, everything Furmanite does directly relates to keeping an asset on-line, productive and profitable; be it a pipeline, a plant, or personnel. Furmanite ensures asset productivity and profitability for a variety of industries -- chemical and petrochemical, oil and gas, power generation, pulp and paper, pharmaceutical, and national defense. This commitment to excellence, coupled with Furmanite's broad array of services and proprietary technology, is a critical component to the operation and financial success of some of the world's largest process manufacturers and energy producers and suppliers including Shell, ExxonMobil, Sun Oil, Dominion, Exelon, Cinergy, Entergy and Reliant. Furmanite has more than 40 offices on five continents. Its website is www.furmanite.com

Information Technology Services - Xtria

Revenues in the Company's information technology services business, Xtria, were $8.6 million for the second quarter, of which $4.0 million was IT services and $4.6 million was equipment sales. This compares with revenues of $4.5 million for the first quarter 2005 and $5.9 million for the second quarter in 2004. Xtria's operating loss was $(2.8) million for the second quarter 2005, compared with $(2.7) million for the first quarter 2005 and operating income of $294,000 for the second quarter 2004.

For the six month period ended June 30, 2005, Xtria reported revenues of $13.1 million, compared with $11.1 million for the same period last year. Xtria reported an operating loss of $(5.5) million for the six month period, compared with operating income of $296,000 for the six month period in 2004.

"As we discussed in the first quarter of this year, Xtria was taken off course by prior management, and we have taken a number of important steps to get the business back on track," Mr. Barnes said. "First, going forward we have instituted changes to Xtria's equipment sales and installation contracts that will both improve our margins and allow for recovery of costs associated with changes required by the customer. Second, the nature of the business in financial and insurance has changed. We determined that this business was no longer key to our future, so we have divested ourselves of those operations. Finally, we have substantially reduced the overall infrastructure and cost structure of Xtria. These steps addressed specific issues in the business, which caused a significant portion of the $(2.8) million loss for the quarter."

Xtria is an information technology services provider for the healthcare and government markets through focused offerings of solutions, services and systems. In the healthcare market, Xtria provides managed service solutions for the implementation and management of Picture Archiving Communications Systems
(PACS). For agencies of the federal, state and local government, Xtria provides information technology services. With established intellectual capital and product knowledge, Xtria's market-focused operations have many years of experience and a track record of success in the healthcare and government markets. Its website is www.xtria.com.


ABOUT XANSER CORPORATION

Xanser Corporation (NYSE: XNR) provides technology-based and technical services worldwide. Headquartered in Dallas, Texas, Xanser's operations consist of an information technology services company, Xtria, and an international technical services firm, Furmanite. Xtria provides a portfolio of innovative technology solutions to the healthcare and government markets. Combining its deep market expertise with specialized technology, Xtria partners with its clients to set the standard for managing mission critical processes in information-intensive environments. Xtria has a legacy of enabling organizations to power their businesses, while mitigating the risks associated with change. Furmanite, one of the world's largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite's diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 40 offices on five continents. For more information, visit www.xanser.com.

Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

                               XANSER CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                  (Unaudited)


                                                          Three Months              Six Months
                                                          Ended June 30,          Ended June 30,
                                                       --------------------    --------------------
                                                         2005        2004        2005        2004
                                                       --------    --------    --------    --------
Revenues:
        Services                                       $ 38,842    $ 34,315    $ 73,233    $ 66,156
        Products                                          4,627       1,341       5,407       1,664
                                                       --------    --------    --------    --------
                        Total revenues                   43,469      35,656      78,640      67,820
                                                       --------    --------    --------    --------

Costs and expenses:
        Operating costs                                  37,221      31,612      72,015      61,574
        Cost of products sold                             5,271         744       5,843         925
        Depreciation and amortization                       851         891       1,829       1,770
        General and administrative                          646         792       1,437       1,544
                                                       --------    --------    --------    --------
                        Total costs and expenses         43,989      34,039      81,124      65,813
                                                       --------    --------    --------    --------
Operating income (loss)                                    (520)      1,617      (2,484)      2,007

Interest and other income, net                              178          31         274          65

Interest expense                                           (254)       (238)       (536)       (477)
                                                       --------    --------    --------    --------
Income (loss) before income taxes                          (596)      1,410      (2,746)      1,595

Income tax expense                                       (1,107)       (541)     (1,262)       (616)
                                                       --------    --------    --------    --------
Net income (loss)                                      $ (1,703)   $    869    $ (4,008)   $    979
                                                       ========    ========    ========    ========

Earnings (loss) per common share - Basic and Diluted   $  (0.05)   $   0.03    $  (0.12)   $   0.03
                                                       ========    ========    ========    ========


                               XANSER CORPORATION
                            SUPPLEMENTAL INFORMATION
                                 (In thousands)
                                  (Unaudited)


                                                          Three Months              Six Months
                                                          Ended June 30,          Ended June 30,
                                                       --------------------    --------------------
                                                         2005        2004        2005        2004
                                                       --------    --------    --------    --------
Revenues:
        Technical services                             $ 34,849    $ 29,758    $ 65,508    $ 56,740
        Information technology services                   8,620       5,898      13,132      11,080
                                                       --------    --------    --------    --------
                                                       $ 43,469    $ 35,656    $ 78,640    $ 67,820
                                                       ========    ========    ========    ========

Operating income (loss):
        Technical services                             $  2,913    $  2,115    $  4,444    $  3,255
        Information technology services                  (2,788)        294      (5,492)        296
        General and administrative expenses                (645)       (792)     (1,436)     (1,544)
                                                       --------    --------    --------    --------
                                                       $   (520)   $  1,617    $ (2,484)   $  2,007
                                                       ========    ========    ========    ========